EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> Registration No

Registration No. 333-59540 424 (b)(3)

Pricing Supplement No:343 Cusip:14912LU74

Dated: May 17, 2002

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate)

With Maturities of 9 Months or More from Date of Issue

Principal Amount: Initial Interest Rate: Proceed Amount:

$50,000,000 2.04625% including the spread $49,950,500

Original Issue Date: Commission Fee: Maturity Date:

05/24/2002 $49,500 05/24/2004

Dealer: Index Maturity Spread +/-:

Banc of America Securities LLC Quarterly +15

Specified Currency: Option to Elect Payment Authorized Denominations

x U.S. dollars in U.S. dollars (only applicable if

_ Other:___________ (only applicable if Specified Currency is

Specified Currency is other than U.S.

other than U.S. dollars): N/A

N/A

The Note is a: Exchange Rate Agent X Global Note (if other than U.S.

Certificated Note Bank Trust, N.A.): N/A (only applicable if

Specified Currency

is other than U.S. dollars) Spread Multiplier: N/A

Interest Rate Basis of Bases: 3 Month LIBOR + 15 BPS

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate: N/A Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 24th of August,

November, February, and May(or next good Business day) modified following convention. Initial payment due 08/24/02.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 24th of August,

November, February, and May(or next good Business day) modified following convention. Initial payment due 08/24/02.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue Total Amount of OID: N/A Terms of Amortizing Discount Note: Notes: N/A

Yes x No Issue Price (expressed

as a percentage of

aggregate principal

amount): 100%

Redemption Date(s) (including Redemption Price(s): N/A any applicable regular or special record dates): N/A

Repayment Date(s) (including Repayment Price(s): N/A any applicable regular or special record dates): N/A

Other Terms: N/A

The interest rates on the Notes may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change. Prior to the date of this Pricing Supplement, $2037.465 mm principal amount of the Notes had been sold at interest rates then in effect.

_________________________________

Pricing Supplement to Prospectus Supplement dated June 15, 2001 and Prospectus dated May 23, 2001